Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

CYBERARK SOFTWARE LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value New Israeli Shekel $0.01 per share (“Ordinary Shares”)	Other	150,000 (2)	$260.05 (3)	$39,007,500.00	0.00014760	$5,757.51
Total Offering Amounts					$39,007,500.00		$5,757.51
Total Fee Offsets							$0.00
Net Fee Due							$5,757.51

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the CyberArk Software Ltd. 2020 Employee Share Purchase Plan (the “2020 ESPP”).

(2)	Represents 150,000 Ordinary Shares added to the 2020 ESPP, representing an automatic increase effective as of January 1, 2024, pursuant to the 2020 ESPP.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act and based upon the average of the high and low prices ($264.49 and $255.61) of the Ordinary Shares as reported on the Nasdaq Global Select Market on March 7, 2024.